As filed with the Securities and Exchange Commission on December 16, 2004

Registration No. 333-

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM S-8

REGISTRATION STATEMENT

Under

The Securities Act of 1933

CURON MEDICAL, INC.

(Exact name of Registrant as specified in its charter)

Delaware	77-0470324
(State or other jurisdiction of incorporation or organization)	(I.R.S. Employer Identification Number)

46117 Landing Parkway

Fremont, CA 94538-6407

(510) 661-1800

(Address, including zip code, and telephone number, including area code, of Registrant’s principal executive offices)

2000 Stock Plan

2000 Employee Stock Purchase Plan

(Full title of the plans)

Larry C. Heaton

President and Chief Executive Officer

Curon Medical, Inc.

46117 Landing Parkway

Fremont, CA 94538-6407

(510) 661-1800

(Name, address, including zip code, and telephone number, including area code, of agent for service)

Copy to:

David J. Saul, Esq.

Wilson Sonsini Goodrich & Rosati

Professional Corporation

650 Page Mill Road

Palo Alto, CA 94304-1050

(650) 493-9300

CALCULATION OF REGISTRATION FEE

Title of Securities to be Registered	Maximum Amount to be Registered	Proposed Maximum Offering Price Per Share	Proposed Maximum Aggregate Offering Price	Amount of Registration Fee
2000 Stock Plan Common Stock $0.001 par value	1,010,455 shares (1)(5)	$1.65 (2)	$1,667,250.75	$196.24
2000 Employee Stock Purchase Plan Common Stock $0.001 par value	303,136 shares (3)(5)	$1.40 (4)	$424,390.40	$49.95
TOTAL:	1,313,591 shares	—	$2,091,641.15	$246.19

(1)	This subtotal represents an increase in the number of shares authorized under the 2000 Stock Plan.

(2)	Estimated in accordance with Rule 457(h) solely for the purpose of calculating the total registration fee. Computation based upon the average of the high and low prices of the Common Stock as reported in the Nasdaq Stock Market on December 13, 2004.

(3)	This subtotal represents an increase in the number of shares authorized under the 2000 Employee Stock Purchase Plan. In addition, pursuant to Rule 416(c) under the Securities Act of 1933, as amended, this Registration Statement also covers an indeterminate amount of interests to be offered or sold pursuant to the 2000 Employee Stock Purchase Plan.

(4)	Estimated in accordance with Rule 457(h) under the Securities Act of 1933 solely for the purpose of calculating the total registration fee. Computation based upon 85% (see explanation in following sentence) of the average of the high and low prices of the Common Stock as reported in the Nasdaq Stock Market on December 13, 2004. Pursuant to the 2000 Employee Stock Purchase Plan, which is incorporated by reference herein, the purchase price of a share of Common Stock shall be an amount equal to 85% of the Fair Market Value of a share of Common Stock on the Enrollment Date or the Exercise Date (as defined in such Plan), whichever is lower.

(5)	This Registration Statement shall also cover any additional shares of Common Stock which become issuable in connection with the shares of Common Stock registered for sale hereby as a result of any stock dividend, stock split, recapitalization or other similar transaction effected without the receipt of consideration which results in an increase in the number of the Company’s outstanding shares of Common Stock.

CURON MEDICAL, INC.

REGISTRATION STATEMENT ON FORM S-8

PART II

INFORMATION REQUIRED IN THE REGISTRATION STATEMENT

STATEMENT UNDER GENERAL INSTRUCTION E – REGISTRATION OF ADDITIONAL

SECURITIES

We previously filed Registration Statements on Form S-8 with the Securities and Exchange Commission (SEC File Nos. 333-47072, 333-68318, 333-101064 and 333-105102) on September 29, 2000, August 24, 2001, November 7, 2002 and May 9, 2003, respectively, in connection with our 2000 Stock Plan and our 2000 Employee Stock Purchase Plan. We are registering additional shares of our common stock pursuant to our 2000 Stock Plan and our 2000 Employee Stock Purchase Plan. Accordingly, the contents of our previously filed Form S-8s, including periodic reports that we filed after filing the Form S-8s to maintain current information about us, are incorporated by reference into this Registration Statement pursuant to General Instruction E of Form S-8.

Item 3.	Incorporation by Reference.

There is hereby incorporated by reference in this Registration Statement the Annual Report on Form 10-K for the fiscal year ended December 31, 2003, filed pursuant to Section 13 of the Securities Exchange Act of 1934, as amended, on February 27, 2004.

All documents filed by us pursuant to Sections 13(a), 13(c), 14 and 15(d) of the Securities Exchange Act of 1934 after the date of this Registration Statement and prior to the filing of a post-effective amendment which indicates that all securities offered have been sold or which deregisters all securities then remaining unsold, shall be incorporated by reference in this Registration Statement.

Item 8. Exhibits.

Exhibit Number	Description
5.1	Opinion of counsel as to the legality of securities being registered.

10.3*	2000 Employee Stock Purchase Plan.

10.8*	2000 Stock Plan.

23.1	Consent of PricewaterhouseCoopers, LLP, Independent Registered Public Accounting Firm.

23.2	Consent of counsel (contained in Exhibit 5.1).

24.1	Power of Attorney (see page II-2).

*	Incorporated by reference to exhibits filed with our Registration Statement on Form S-1 (SEC File No. 333-37866), as declared effective on September 21, 2000.

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SIGNATURES

Pursuant to the requirements of the Securities Act of 1933, as amended, the Registrant certifies that it has reasonable grounds to believe that it meets all of the requirements for filing on Form S-8 and has duly caused this Registration Statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the City of Fremont, State of California, on this 14th day of December, 2004.

CURON MEDICAL, INC.

By:	/s/ LARRY C. HEATON
Larry C. Heaton, Chief Executive Officer, President, and (Principal Executive Officer)

POWER OF ATTORNEY

KNOW ALL PERSONS BY THESE PRESENTS, that each person whose signature appears below constitutes and appoints Larry C. Heaton and Alistair F. McLaren, jointly and severally, as his attorneys-in-fact, with full power of substitution in each, for him in any and all capacities to sign any amendments to this Registration Statement on Form S-8, and to file the same, with all exhibits thereto and other documents in connection therewith, with the Securities and Exchange Commission, hereby ratifying and confirming all that each of said attorneys-in-fact, or his substitutes, may do or cause to be done by virtue hereof.

Pursuant to the requirements of the Securities Act of 1933, as amended, this Registration Statement has been signed below by the following persons in the capacities and on the dates indicated.

Name	Title	Date

/s/ LARRY C. HEATON Larry C. Heaton	President, Chief Executive Officer and Director (Principal Executive Officer)	December 14, 2004

/s/ ALISTAIR F. MCLAREN Alistair F. McLaren	Chief Financial Officer and Vice President of Finance and Administration (Principal Financial Officer)	December 14, 2004

/s/ MICHAEL BERMAN Michael Berman	Director	December 14, 2004

/s/ ROBERT KUHLING Robert Kuhling	Director	December 14, 2004

/s/ DAVID I. FANN David I. Fann	Director	December 14, 2004

/s/ ALAN L. KAGANOV Alan L. Kaganov	Director	December 14, 2004

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